Exhibit 99.1

NewMarket Corporation Announces New $300 Million Credit Facility

RICHMOND, VA – (November 12, 2010) – NewMarket Corporation (NYSE: NEU) announced today that it has entered into a new $300 million five-year unsecured revolving credit facility which replaced the company’s previous secured revolving credit facility which would have matured on December 21, 2011.

This facility provides NewMarket with significant operating flexibility to continue to grow its business and to execute its long term business plans. The terms of this new loan are reflective of the strength of NewMarket’s business, the significant cash flow generated, and its solid balance sheet.

The lead banks in the facility are JPMorgan Chase Bank N.A. as administrative agent; PNC Bank, National Association; Bank of America, N.A. and RBS Citizens, National Association as co-syndication agents.

Key terms of the company’s new credit facility:

•	$300 million, five-year unsecured revolving credit facility

•	$150 million expansion feature

•	Grid pricing based on EBITDA to Debt levels

•	Customary financial covenants for an unsecured facility

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; ability to respond effectively to technological changes in our industry; supply disruptions at single sourced facilities; failure to protect our intellectual property rights; political, economic, and regulatory factors concerning our products; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2009 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688